UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2011

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina 28202

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 8, 2011, the Compensation Committee of the Board of Directors of Duke Energy Corporation (“Duke”) approved the Duke Energy Corporation Executive Severance Plan (the “Plan”). The Plan ensures a consistent approach to executive severance, and would provide eligible executives with certainty and security while they are focusing on their duties and responsibilities. Severance payments and benefits would only be paid in the event that an eligible executive’s employment is involuntarily terminated without “cause” (as defined in the Plan) or is voluntarily terminated for “good reason” (as defined in the Plan). The severance payments and benefits that would be paid in the event of a qualifying termination of employment to those senior executives who are identified as “Tier I Participants,” including Ms. Lynn J. Good and Messrs. Marc E. Manly and B. Keith Trent, are described below:

•

a lump-sum payment equal to a pro-rata amount of the participant’s annual bonus for the year that the termination of employment occurs, determined based on the actual achievement of performance goals under the applicable performance-based bonus plan;

•

a lump-sum payment equal to two times the sum of the participant’s annual base salary and target annual bonus opportunity in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason”;

•

continued access to medical and dental insurance for a two-year period following termination of employment, with monthly amounts relating to Duke’s portion of the costs of such coverage paid to the participant by Duke (reduced by coverage provided to the participant by future employers, if any) and a lump-sum payment equal to the cost of two years of basic life insurance coverage;

•

a lump-sum payment of the amount Duke would have allocated or contributed to the participant’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the date of termination of employment, plus the vesting of the portion, if any, of the participant’s accounts that would have vested during the two-year period following the date of termination of employment, but only if the termination occurs prior to the second anniversary of the adoption of the Plan;

•	one year of outplacement services; and

•	two additional years of vesting with respect to equity awards and an extended period to exercise outstanding vested stock options following termination of employment.

The Plan also provides that, in the event that any of the payments or benefits provided for in the Plan otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the amount of payments or benefits would be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made.

In the event a participant becomes entitled to payments and benefits under the Plan, he or she would be subject to certain restrictive covenants, including those related to noncompetition, nonsolicitation and confidentiality.

The Plan also provides payments and benefits for “Tier II Participants,” which include a larger group of Duke executives, none of whom are named executive officers. The payments and benefits for Tier II Participants under the Plan are generally the same as for Tier I Participants, except that the severance multiple is 1.5 times rather than two times, the benefits continuation period (which includes the additional vesting period for outstanding equity awards) is eighteen months rather than two years and Tier II Participants are not entitled to enhanced retirement benefits.

Duke has the right to terminate any participant’s participation in the Plan, but must provide the participant with one year notice and the participant would continue to be eligible for all severance payments and benefits under the Plan during the notice period. Any employee who is eligible for severance payments and benefits under a separate agreement or plan maintained by Duke (such as a change of control agreement) would receive compensation and benefits under such other agreement or plan (and not the Plan).

The foregoing summary is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Duke Energy Corporation Executive Severance Plan, effective January 8, 2011

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: January 13, 2011	By:	/S/ MARC E. MANLY
	Name:	Marc E. Manly
	Title:	Group Executive, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Duke Energy Corporation Executive Severance Plan, effective January 8, 2011

5